Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)
(Form Type)

WEC Energy Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount Of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.00% Senior Notes Due September 27, 2025	457(r)	$500,000,000	99.928%	$499,640,000	.0000927	$46,316.63
Fees to Be Paid	Debt	5.15% Senior Notes Due October 1, 2027	457(r)	$400,000,000	99.794%	$399,176,000	.0000927	$37,003.62
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$898,816,000		$83,320.24
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$83,320.24